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                                                                EXHIBIT (a)(103)


          PEOPLESOFT ANNOUNCES SETTLEMENT OF STOCKHOLDER CLASS ACTIONS

                         STOCKHOLDER PLAINTIFFS BELIEVE
              CUSTOMER ASSURANCE PROGRAM SERVES LEGITIMATE PURPOSE

PLEASANTON, CALIF. - MAY 26, 2004 - PeopleSoft, Inc. (Nasdaq: PSFT) announced today a memorandum of understanding for settlement of all class actions filed by stockholder plaintiffs. Under the memorandum of understanding, if the current Customer Assurance Program is extended past June 30, 2004, the terms in new contracts will be limited to actions by Oracle.

Based upon the actions of the Department of Justice and the European Commission and the current status of their antitrust reviews, discovery to date, and subject to customary confirmatory discovery, the stockholder class action plaintiffs believe that PeopleSoft's Customer Assurance Program, as it relates to Oracle, serves a legitimate purpose in light of Oracle's tender offer and other conduct. The plaintiffs have agreed to dismiss all claims against PeopleSoft and its Board. The settlement is subject to the execution of definitive settlement documents and approval by the Delaware Court of Chancery.

Additional terms of the settlement include that PeopleSoft will amend its shareholder rights plan to provide that redemption decisions during the next two years will be made by its independent directors, and will amend its bylaws to allow stockholder nominations for election of directors until 95 days before the anniversary of the previous year's annual meeting. The settlement also provides for the payment of attorneys' fees and expenses of the stockholder plaintiffs in an amount to be determined by the Court as fair and reasonable.

The Company stated:

"This settlement puts the stockholder litigation behind us. We are pleased that the stockholder plaintiffs recognize the legitimacy of the Customer Assurance Program. We believe the program assures customers of the soundness of their investment in PeopleSoft products and stockholders that the value of their investment is protected."

The memorandum of understanding will be filed as an exhibit to PeopleSoft's Amended Schedule 14D-9.

ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,200 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.
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IMPORTANT ADDITIONAL INFORMATION

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments or supplements) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. The specific forward-looking statements relate to such matters as the impact of PeopleSoft's combination with J.D. Edwards including the integration, the profitability of our international operations, and the combined Company's projected financial performance. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause PeopleSoft's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: our ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; the costs and disruption to our business arising from the Oracle tender offer; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft's filings with the Securities and Exchange Commission. Please refer to PeopleSoft's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q for more information on the risk factors that could cause actual results to differ.

CONTACTS

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
jf@joelefrank.com/ewb@joelefrank.com